NEWS RELEASE
FOR IMMEDIATE RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Michael A. Reynolds
	CEO	Executive Vice President/CFO
	541 686-8685	541 686-8685
http://www.therightbank.com
E-mail: banking@therightbank.com

PACIFIC CONTINENTAL ANNOUNCES BOTH CASH AND STOCK DIVIDEND
Positive Outlook Supports 21% Increase in Cash Dividend Rate

EUGENE, OR, May 16, 2007 ---Pacific Continental Corporation (Nasdaq: PCBK), the bank holding company for Pacific Continental Bank, today announced that its board of directors declared two forms of dividends: a regular cash dividend of $0.09 per share as well as a 10% stock dividend. Both the cash dividend and the stock dividend are payable on June 15 to shareholders of record on May 31, 2007. The stock dividend will increase Pacific Continental’s outstanding shares from the current 10.7 million to approximately 11.8 million. All fractional shares resulting from the stock dividend will be paid in cash.

To provide shareholders with additional value, the cash dividend rate of $0.09 per share, declared previously in the first quarter, will be maintained and paid based on shareholder ownership after adjusting for the 10% stock dividend. Annualized, the 2007 cash dividend now represents a 20.9% increase when compared to the 2006 cash dividend.

“Balance sheet growth prospects are very good as all three of our markets, Eugene, Portland and Seattle, are reporting strong new business pipelines,” said Hal Brown, chief executive officer of Pacific Continental. “Our success at growing our business, especially the growth in quality loans, is the foundation for future earnings and provides the basis for growth in shareholder dividends and value,” added Brown.

Overall, this is the twenty-third consecutive year the company has rewarded its shareholders with a cash dividend. Pacific Continental's board will continue to review dividend considerations so that dividends, when and if declared, will typically be paid in mid-March, June, September and December of each year. As with all of Pacific Continental's dividends, the board reviews a broad range of balance sheet and other performance metrics, including recent and prospective operating performance, the level of accumulated retained earnings, payout ratios, and competitive yield assessments.

About Pacific Continental Bank
Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. Pacific Continental is unique among Pacific Northwest community banks with offices in three of the northwest region's largest metropolitan areas including Seattle, Portland, and Eugene, establishing one of the most attractive metropolitan branch networks in the region. Pacific Continental targets the banking needs of community-based businesses, professional service providers, and nonprofit organizations; and provides private banking services for business owners and executives. Pacific Continental has rewarded its shareholders with consecutive cash dividends for twenty-three years.

Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards from diverse business and community organizations. In 2007, Oregon Business magazine recognized Pacific Continental as the highest ranking financial institution to work for in the state; this follows the magazine’s 2004 ranking that listed Pacific Continental as the #1 Oregon company to work for within its size category. In 2003, the United Way of Lane County selected Pacific Continental as its "Outstanding Corporate Citizen." The Better Business Bureau of Oregon and Southwest Washington named Pacific Continental its 2002 "Business of the Year." Pacific Continental Corporation's shares are listed on the NASDAQ Global Market under the symbol "PCBK." Additional information about Pacific Continental and its services, including online and electronic banking, can be found at www.therightbank.com.

Pacific Continental Safe Harbor
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Such forward-looking statements include the statements regarding balance sheet growth prospects and business pipelines, and statements implying that Pacific Continental will pay dividends in future periods, including any implication regarding the rates of any such future dividends. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the concentration of loans of the company's banking subsidiary, particularly with respect to commercial and residential real estate lending; changes in the regulatory environment and increases in associated costs, particularly ongoing compliance expenses and resource allocation needs in response to the Sarbanes-Oxley Act and related rules and regulations; vendor quality and efficiency; employee recruitment and retention, specifically in the Bank's Portland and Seattle markets; the company's ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers; increased competition among financial institutions; fluctuating interest rate environments; and similar matters. Readers are cautioned not to place undue reliance on the forward-looking statements. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review any risk factors described in Pacific Continental’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents, including any Current Reports on Form 8-K furnished to or filed from time to time with the Securities Exchange Commission. This statement is included for the express purpose of invoking PSLRA's safe harbor provisions.

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